Exhibit 23.3

Consent of Independent Valuation Specialist

To The Board of Directors
China Biologic Products, Inc.

Independent Valuation Report of Zhang Qiu Plasma Collection Station

We consent to the disclosure of our name in the Report of China Biologic Products, Inc. on Form SB-2 regarding our report dated November 6, 2006 on the valuation of the above plasma station.

/s/ Ji Nan Yong Sheng Property Appraisal Co., Ltd.

Ji Nan Yong Sheng Property Appraisal Co., Ltd.

October 15, 2007